SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

BROOKSTONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THIS FILING CONSISTS OF THE COMPANY’S PRESS RELEASE DATED AUGUST 4, 2005.

In connection with Brookstone, Inc.’s (the “Company”) solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger of Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Brookstone Holdings Corp., a Delaware corporation (“Parent”), pursuant to the terms of the previously-filed Agreement and Plan of Merger, dated April 15, 2005, as amended on July 15, 2005, among Parent, Acquisition and the Company, Brookstone will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of Brookstone a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Brookstone Inc., Merrimack NH, Attention: Investor Relations, Telephone: 603-577-8044, or from the Company’s website, http://www.brookstone.com.

Contact:

Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

Brookstone Announces Second-Quarter 2005 Sales

MERRIMACK, N.H., August 4, 2005 — Product Developer and specialty retail company Brookstone, Inc. (Nasdaq: BKST) today announced sales for the second quarter of 2005. Sales in this release exclude the Company’s Gardeners Eden brand which has been classified as discontinued operations based upon the Company’s previously announced decision to sell the Gardeners Eden business.

Total sales for the 13-week period ended July 30, 2005 decreased 6.6 percent to $87.5 million. Same-store sales decreased 10.0 percent as compared to last year’s second-quarter same-store sales increase of 13.2 percent. Direct Marketing sales decreased 1.7 percent to $13.1 million on a 10.8 percent decrease in circulation.

Year-to-date, total sales for the 26-week period ended July 30, 2005 decreased 2.2 percent to $164.3 million. Same-store sales decreased 7.3 percent as compared to last year’s year-to-date same-store sales increase of 16.2 percent. Direct Marketing sales climbed 5.7 percent to $24.0 million on a 4.3 percent increase in circulation.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said: “In the second quarter of 2005, we opened three new stores, for a total of four new stores year to date. We remain on track to open a total of approximately 20 new stores and remodel approximately 11 stores in 2005.”

Mr. Anthony concluded: “For the second quarter ending July 30, 2005, Brookstone is anticipating a loss for the quarter of between $0.16 and $0.19 per fully diluted share including the Gardeners Eden business but exclusive of charges related to the planned Gardeners Eden divestiture.”

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

As previously announced, Brookstone has signed a definitive merger agreement which was amended as of July 15, 2005 to be acquired by a consortium led by OSIM International Ltd., J.W. Childs Associates L.P. and Temasek Capital (Private) Limited. Under the terms of the amended merger agreement, following approval by Brookstone’s shareholders and the satisfaction or waiver of other customary conditions including the receipt of regulatory approvals at the effective time of the merger, each outstanding share of Brookstone’s common stock will be converted into the right to receive $20.00 in cash.

Brookstone, Inc. is a specialty retailer that operates 290 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalog titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale or divestiture of its Gardeners Eden business constitute forward-looking statements. The Company may not be able to complete a divestiture on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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